Exhibit 11
                              BellSouth Corporation
                        Computation of Earnings Per Share


                                               For the Three        For the Nine
                                                Month Period        Month Period
                                                    Ended               Ended
                                                September 30,      September 30,
                                                2002    2003       2002     2003
Income Before Cumulative Effect of Changes
     in Accounting Principle                   $ 640   $ 936    $ 2,034   $2,802
Cumulative Effect of Accounting Changes            -       -     (1,285)     315
Net Income                                     $ 640   $ 936      $ 749   $3,117

Weighted-Average Common Shares Outstanding:
    Basic                                      1,867   1,847      1,874    1,851
    Incremental shares from assumed
        exercise of stock options and
        payment of performance share awards        4       4          7        3
    Diluted                                    1,871   1,851      1,881    1,854

Basic Earnings Per Share:
    Income Before Cumulative Effect of
        Changes in Accounting Principle       $ 0.34  $ 0.51     $ 1.09   $ 1.51
    Cumulative Effect of Accounting Changes        -       -      (0.69)    0.17
    Net Income                                $ 0.34  $ 0.51     $ 0.40   $ 1.68

Diluted Earnings Per Share:
    Income Before Cumulative Effect of
        Changes in Accounting Principle       $ 0.34  $ 0.51     $ 1.08   $ 1.51
    Cumulative Effect of Accounting Changes        -       -      (0.68)    0.17
    Net Income                                $ 0.34  $ 0.51     $ 0.40   $ 1.68